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                                                                     EXHIBIT 5.3

                      [Letterhead of Dinsmore & Shohl LLP]

                                 October 7, 2003

FastenTech, Inc.
8500 Normandale Lake Boulevard
Minneapolis, MN 55437

Dechert LLP
4000 Bell Atlantic Tower
1717 Arch Street
Philadelphia, PA 19103

Dear Sir/Madam:

     We have been asked to supply this opinion as to The Ferry Cap & Set Screw Company ("Ferry"), an Ohio corporation and a subsidiary of FastenTech, Inc. (the "Registrant"), in connection with the Registrant's Registration Statement on Form S-4 filed with the Securities and Exchange Commission (file no. 333-108365) (the "Registration Statement"). The Registration Statement concerns the Registrant's offer to exchange new 11 1/2% Senior Subordinated Notes Due 2011 for certain outstanding 11 1/2% Senior Subordinated Notes Due 2011. Ferry is both a guarantor of the new notes pursuant to a written guaranty (the "Guaranty") and is a party to the related indenture among the Registrant, Ferry and other guarantor entities, and The Midwest Trust Company (the "Indenture").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other certificates and instruments as we have deemed necessary or appropriate for the purposes of this opinion, and we have made such examination of law and fact and have relied upon such documents and certificates from public officials and officers of the Guarantor as we have deemed necessary or appropriate.

     In rendering the opinions herein, we have assumed with your approval (i) the due execution, delivery and the authenticity and the genuineness of the signatures on all documents submitted to us as originals, (ii) the legal capacity of all signing parties to such documents, (iii) the conformity to original documents of all photostatic copies of such documents submitted to us, and (iv) and that the documents are delivered for adequate consideration. We also have assumed that the records of the proceedings of the shareholders and the directors of Ferry furnished to us are complete and accurate in all respects.

     We have not made an independent review of the laws of any state or jurisdiction other than the State of Ohio. Accordingly, we express no opinion as to the laws of any state or jurisdiction other than the State of Ohio.

     The opinions hereinafter expressed are subject to the following additional qualifications:

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     As to various questions of fact material to our opinion, with your permission, we have relied upon factual representations contained in a certificate delivered to us by Ferry to the effect that (i) all necessary resolutions of Ferry's Board of Directors required for this transaction have been duly adopted and remain in effect; (ii) Ferry's Articles of Incorporation, Code of Regulations, and amendments thereto, provided to us were validly adopted and are in full force and effect as the date hereof; and (iii) the authorized officers of Ferry have executed and delivered the Guaranty and the Indenture. We have not assumed any responsibility for making any independent investigation or verification of any factual matter.

     Based on the foregoing and subject to the exceptions, assumptions, qualifications and limitations hereinafter set forth, it is our opinion that:

     1. The execution, delivery and performance by Ferry of its obligations under the Guaranty of Ferry have been duly authorized by Ferry.

     2.   Ferry has duly executed and delivered the Indenture.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained therein under the caption "Legal Matters." In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

     This opinion letter is provided as a legal opinion only and not as a guarantee or warranty of the matters discussed herein. This opinion letter is limited to the matters expressly stated herein on the date of this opinion. This opinion letter speaks of its date only, and we expressly disclaim any undertaking or obligation to advise you of changes that hereafter may be brought to our attention.

                                           Very truly yours,

                                           DINSMORE & SHOHL LLP

                                           /s/Charles F. Hertlein, Jr.

                                           Charles F. Hertlein, Jr.